Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Emily Downing edowning@unum.com
INVESTORS	Matt Royal investorrelations@unum.com

Unum Group Reports Fourth Quarter 2024 Results

•Net income of $348.7 million ($1.92 per diluted common share) for the fourth quarter of 2024; after-tax adjusted operating income was $368.9 million ($2.03 per diluted common share).

•Results for the full year reflect solid growth and sustained margins supported by the favorable operating environment; full year core operations premium growth of 5.0 percent on a constant currency basis and full year after-tax adjusted operating earnings per share growth of 10.2 percent when comparing to 2023.

•Robust balance sheet and liquidity with holding company liquidity of $2.0 billion and weighted average risk-based capital ratio of approximately 430 percent.

•Book value per common share of $61.38 increased 23.0 percent compared to the year-ago quarter; book value per common share excluding accumulated other comprehensive income (loss) (AOCI) grew 12.7 percent over the year-ago quarter to $75.51.

•Positive business trends expected to continue into 2025 with outlook for core operations premium growth of 4 percent to 7 percent and after-tax adjusted operating earnings per share growth of 8 percent to 12 percent.

CHATTANOOGA, Tenn. (February 4, 2025) - Unum Group (NYSE: UNM) today reported net income of $348.7 million ($1.92 per diluted common share) for the fourth quarter of 2024, compared to net income of $330.6 million ($1.69 per diluted common share) for the fourth quarter of 2023.

Included in net income for the fourth quarter of 2024 is the after-tax amortization of the cost of reinsurance of $8.1 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $3.9 million ($0.03 per diluted common share) as well as a net after-tax investment loss on the Company’s investment portfolio of $8.2 million ($0.04 per diluted common share). Included in net income for the fourth quarter of 2023 is the after-tax amortization of the cost of reinsurance of $8.7 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $6.6 million ($0.04 per diluted common share), as well as a net after-tax investment loss on the Company’s investment portfolio of $4.6 million ($0.02 per diluted common share).

“We delivered another year of strong performance in 2024, reflecting the continued positioning of our business and focus on our customers. Demand for our solutions remains robust, as reflected in our excellent fourth quarter sales performance,” said Richard P. McKenney, president and chief executive officer. “During the year we executed against our disciplined capital allocation strategy, ending 2024 with robust capital levels, while returning significant capital to our shareholders. Looking ahead to 2025, we are well positioned to execute on our strategy and generate year-over-year premium growth across all segments. Our free cash flow generation allows us to grow our business and continue to return capital to shareholders through dividends and share repurchases.”

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains or losses, the amortization of the cost of reinsurance, the impact of non-contemporaneous reinsurance, reserve assumption updates, and certain other items as specified in the reconciliations below. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. Reserve assumption updates may result in increases or decreases to earnings. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income, or net loss.

Unum US Segment

Unum US reported adjusted operating income of $333.2 million in the fourth quarter of 2024, a decrease of 2.6 percent from $342.1 million in the fourth quarter of 2023. Premium income for the segment increased 3.0 percent to $1,721.4 million in the fourth quarter of 2024, compared to premium income of $1,670.5 million in the fourth quarter of 2023. Net investment income for the segment decreased 1.5 percent to $156.1 million in the fourth quarter of 2024, compared to $158.4 million in the fourth quarter of 2023.

Within the Unum US operating segment, the group disability line of business reported a 3.7 percent decrease in adjusted operating income to $146.5 million in the fourth quarter of 2024, compared to $152.1 million in the fourth quarter of 2023. Premium income for the group disability line of business increased 2.8 percent to $799.1 million in the fourth quarter of 2024, compared to $777.2 million in the fourth quarter of 2023, driven by favorable persistency and higher prior period sales, excluding medical stop-loss. Net investment income decreased 2.6 percent to $76.4 million in the fourth quarter of 2024, compared to $78.4 million in the fourth quarter of 2023, primarily driven by a decrease in the level of invested assets and lower miscellaneous investment income, partially offset by an increase in the yield on invested assets. The benefit ratio for the fourth quarter of 2024 was 60.4 percent, compared to 59.5 percent in the fourth quarter of 2023, due primarily to higher incidence in our group long-term and group short-term disability product lines and lower recoveries in our group long-term disability product line, partially offset by favorable medical stop loss experience. Group long-term disability sales were $154.5 million in the fourth quarter of 2024, an increase of 13.1 percent from $136.6 million in the fourth quarter of 2023. Group short-term disability sales were $122.4 million in the fourth quarter of 2024, an increase of 8.9 percent from $112.4 million in the fourth quarter of 2023. Persistency in the group long-term disability product line was 93.3 percent for full year 2024, compared to 90.8 percent for full year 2023. Persistency in the group short-term disability product line was 91.7 percent for full year 2024, compared to 88.9 percent for full year 2023.

The group life and accidental death and dismemberment line of business reported a 21.6 percent increase in adjusted operating income to $82.7 million in the fourth quarter of 2024, compared to $68.0 million in the fourth quarter of 2023. Premium income for this line of business increased 5.2 percent to $493.6 million in the fourth quarter of 2024, compared to $469.0 million in the fourth quarter of 2023, driven primarily by favorable persistency and prior period sales. Net investment income was $21.7 million in the fourth quarter of 2024, which is generally consistent with $21.9 million in the fourth quarter of 2023. The benefit ratio in the fourth quarter of 2024 was 66.7 percent, compared to 69.5 percent in the fourth quarter of 2023, due primarily to favorable incidence in the group life product line. Sales of group life and accidental death and dismemberment products increased 37.9 percent in the fourth quarter of 2024 to $210.3 million, compared to $152.5 million in the fourth quarter of 2023. Persistency in the group life product line was 92.0 percent for full year 2024, compared to 89.6 percent for full year 2023. Persistency in the accidental death and dismemberment product line was 91.2 percent for full year 2024, compared to 88.7 percent for full year 2023.

The supplemental and voluntary line of business reported a decrease of 14.8 percent in adjusted operating income to $104.0 million in the fourth quarter of 2024, compared to $122.0 million in the fourth quarter of 2023. Premium income for the supplemental and voluntary line of business increased 1.0 percent to $428.7 million in the fourth quarter of 2024, compared to $424.3 million in the fourth quarter of 2023, due to generally favorable persistency and higher prior period sales across all product lines. Net investment income was $58.0 million in the fourth quarter of 2024, which is generally consistent with $58.1 million in the fourth quarter of 2023. The benefit ratio for the

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voluntary benefits product line was 47.3 percent in the fourth quarter of 2024, compared to 45.1 percent for the fourth quarter of 2023, due to unfavorable experience in the hospital indemnity and accident products. The benefit ratio for the individual disability product line was 41.0 percent for the fourth quarter of 2024, compared to 44.4 percent for the fourth quarter of 2023, due primarily to favorable recoveries, partially offset by higher claim size. The benefit ratio for the dental and vision product line was 73.5 percent in the fourth quarter of 2024, compared to 68.7 percent for the fourth quarter of 2023, due primarily to higher claims incidence and higher average claim size. Relative to the fourth quarter of 2023, sales in the voluntary benefits product line increased 19.7 percent in the fourth quarter of 2024 to $60.7 million. Sales in the individual disability product line decreased 8.2 percent in the fourth quarter of 2024 to $25.6 million. Sales in the dental and vision product line totaled $51.9 million for the fourth quarter of 2024, an increase of 24.8 percent compared to the fourth quarter of 2023. Persistency in the voluntary benefits product line was 76.0 percent for full year 2024, compared to 75.5 percent for full year 2023. Persistency in the individual disability product line was 89.0 percent for full year 2024, which was consistent with 2023. Persistency in the dental and vision product line was 81.4 percent for full year 2024, compared to 77.1 percent for full year 2023.

Unum International

The Unum International segment reported adjusted operating income of $37.6 million in the fourth quarter of 2024, a decrease of 4.6 percent from $39.4 million in the fourth quarter of 2023. Premium income increased 11.1 percent to $242.4 million in the fourth quarter of 2024, compared to $218.1 million in the fourth quarter of 2023. Net investment income increased 3.3 percent to $34.3 million in the fourth quarter of 2024, compared to $33.2 million in the fourth quarter of 2023. Sales increased 13.1 percent to $38.8 million in the fourth quarter of 2024, compared to $34.3 million in the fourth quarter of 2023.

The Unum UK line of business reported adjusted operating income, in local currency, of £27.6 million in the fourth quarter of 2024, a decrease of 10.7 percent from £30.9 million in the fourth quarter of 2023. Premium income was £156.9 million in the fourth quarter of 2024, an increase of 5.2 percent from £149.1 million in the fourth quarter of 2023, due to in-force block growth. Net investment income was £24.4 million in the fourth quarter of 2024, which was generally consistent with £24.7 million in the fourth quarter of 2023. The benefit ratio in the fourth quarter of 2024 was 72.1 percent, compared to 67.9 percent in the fourth quarter of 2023, due to unfavorable claim incidence in the group long-term disability and group life product lines, partially offset by favorable claim incidence in the supplemental product line and favorable recoveries in the group long-term disability product line. Sales increased 5.0 percent to £21.1 million in the fourth quarter of 2024, compared to £20.1 million in the fourth quarter of 2023. Persistency in the group long-term disability product line was 92.0 percent for full year 2024, compared to 92.5 percent for full year 2023. Persistency in the group life product line was 89.1 percent for full year 2024, compared to 83.0 percent for full year 2023. Persistency in the supplemental product line was 90.4 percent for full year 2024, compared to 91.7 percent for full year 2023.

Colonial Life Segment

Colonial Life reported a 39.7 percent increase in adjusted operating income to $122.7 million in the fourth quarter of 2024, compared to $87.8 million in the fourth quarter of 2023. Premium income increased 3.2 percent to $448.9 million in the fourth quarter of 2024, compared to $434.8 million in the fourth quarter of 2023, driven by higher prior period sales and generally stable persistency. Net investment income increased 8.2 percent to $42.1 million in the fourth quarter of 2024, compared to $38.9 million in the fourth quarter of 2023, due to an increase in the yield on invested assets as well as an increase in the level of invested assets. The benefit ratio was 46.8 percent in the fourth quarter of 2024, compared to 53.2 percent in the fourth quarter of 2023, driven by a prior year increase in reserves due to model refinements in the life product line and favorable benefit experience in the accident, sickness, and disability product line in the current year. Sales decreased 2.2 percent to $185.4 million in the fourth quarter of 2024, compared to $189.5 million in the fourth quarter of 2023. Persistency in Colonial Life was 78.3 percent for full year 2024, which was consistent with 2023.

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Closed Block Segment

The Closed Block segment reported adjusted operating income of $27.7 million in the fourth quarter of 2024, which excludes the amortization of the cost of reinsurance of $10.3 million and the impact of non-contemporaneous reinsurance of $4.9 million related to the Closed Block individual disability reinsurance transaction, compared to $21.3 million in the fourth quarter of 2023, which excludes the amortization of the cost of reinsurance of $11.0 million and the impact of non-contemporaneous reinsurance of $8.4 million related to the Closed Block individual disability reinsurance transaction. Premium income for this segment is largely driven by our long-term care product line, and in the fourth quarter of 2024, premium income for long-term care was generally consistent with the same period of 2023. Net investment income increased 10.0 percent to $297.3 million in the fourth quarter of 2024, compared to $270.3 million in the fourth quarter of 2023, due primarily to an increase in the level of invested assets and higher miscellaneous investment income, primarily related to larger increases in the net asset value on our private equity partnerships.

Policy benefits including remeasurement loss increased to $452.3 million in the fourth quarter of 2024, which excludes the impacts of non-contemporaneous reinsurance of $4.9 million, relative to $438.2 million in the fourth quarter of 2023, which excludes impacts of non-contemporaneous reinsurance of $8.4 million, driven primarily by the increase in the current period benefit expense resulting from unfavorable claim terminations in the long-term care product line. The net premium ratio for long-term care at December 31, 2024 of 94.6 percent was generally consistent with the net premium ratio of 94.5 percent as of September 30, 2024.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $50.4 million in the fourth quarter of 2024, compared to an adjusted operating loss of $36.5 million in the fourth quarter of 2023, due primarily to decreased net investment income, which was driven by increased allocations to our lines of business.

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 181.6 million for the fourth quarter of 2024, compared to 195.5 million for the fourth quarter of 2023. Shares outstanding totaled 178.6 million at December 31, 2024. During the fourth quarter of 2024, the company executed accelerated share repurchase agreements totaling $471.0 million.

Capital Management

At December 31, 2024, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 430 percent, and the holding companies had available holding company liquidity of $1,987.0 million.

Book Value

Book value per common share as of December 31, 2024 was $61.38, compared to $49.91 at December 31, 2023. Book value per common share excluding AOCI as of December 31, 2024 was $75.51, compared to $67.02 at December 31, 2023.

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Effective Tax Rate

The effective tax rate on adjusted operating earnings was 21.6 percent in the fourth quarter of 2024, and 21.0 percent for full year 2024.

Outlook

Full-year 2025 outlook of an increase in after-tax adjusted operating income per share of 8 percent to 12 percent when comparing to the full-year 2024 result of $8.44 per share.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•After-tax adjusted operating income or loss, which excludes investment gains or losses, amortization of the cost of reinsurance, non-contemporaneous reinsurance, reserve assumption updates, as well as certain other items, as applicable;
•Book value per common share, which is calculated excluding AOCI.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. Investment gains or losses and unrealized gains or losses on securities depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business. Book value per common share excluding AOCI provides a more comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

We exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that we recognized upon the exit of the business related to the policies on claim status as well as the impact of non-contemporaneous reinsurance that resulted from the adoption of ASU 2018-12. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our quarterly results.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

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CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, February 5, 2025, at 8:00 a.m. Eastern Time to discuss the results of operations for the fourth quarter of 2024, and outlook for 2025. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

To receive dial in information for the call, please register in advance by using the following URL:
https://registrations.events/direct/Q4I330796148. Upon registration you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the "Investors" section of the Company's website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through February 12, 2025 by using the registration URL noted above.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2024 and the 2025 Outlook presentation are available on the “Investors” section of the Company’s website.

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ABOUT UNUM GROUP

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2024, Unum Group reported revenues of $12.9 billion and paid $8.0 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share and core operations premium growth, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) the impact of pandemics and other public health issues on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (5)changes in, or interpretations or enforcement of, laws and regulations; (6) a cybersecurity attack or other security breach resulting in compromised data or the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cybersecurity attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (11)

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changes in our financial strength and credit ratings; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) our ability to hire and retain qualified employees; (14) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) ability to generate sufficient internal liquidity and/or obtain external financing; (17) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (18) disruptions to our business or our ability to leverage data caused by the use and reliance on third party vendors, including vendors providing web and cloud-based applications; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet environment, social, and governance standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A "Risk Factors" of our annual report on Form 10-K for the year ended December 31, 2023. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2024	2023	2024	2023
Revenue
Premium Income	$2,631.1	$2,551.7	$10,497.4	$10,046.0
Net Investment Income	543.6	530.8	2,130.0	2,096.7
Net Investment Loss	(10.1)	(6.0)	(34.6)	(36.0)
Other Income	72.0	68.6	294.5	279.2
Total Revenue	3,236.6	3,145.1	12,887.3	12,385.9

Benefits and Expenses
Policy Benefits Including Remeasurement Loss or Gain	1,861.2	1,820.1	6,917.9	7,257.1
Commissions	310.8	300.4	1,258.6	1,170.1
Interest and Debt Expense	52.5	49.2	201.1	194.8
Deferral of Acquisition Costs	(156.2)	(164.7)	(651.5)	(632.2)
Amortization of Deferred Acquisition Costs	133.1	122.7	521.0	481.4
Other Expenses	589.7	588.7	2,388.9	2,274.6
Total Benefits and Expenses	2,791.1	2,716.4	10,636.0	10,745.8

Income Before Income Tax	445.5	428.7	2,251.3	1,640.1
Income Tax Expense	96.8	98.1	472.2	356.3

Net Income	$348.7	$330.6	$1,779.1	$1,283.8

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.93	$1.70	$9.49	$6.53
Assuming Dilution	$1.92	$1.69	$9.46	$6.50

Weighted Average Common Shares - Basic (000s)	180,985.5	194,723.8	187,497.7	196,659.7
Weighted Average Common Shares - Assuming Dilution (000s)	181,637.7	195,476.2	188,069.2	197,602.0
Outstanding Shares - (000s)			178,589.0	193,372.1

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Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31
	2024		2023
	(in millions)	per share *	(in millions)	per share *
Net Income	$348.7	$1.92	$330.6	$1.69
Excluding:
Net Investment Loss (net of tax benefit of $1.9; $1.4)	(8.2)	(0.04)	(4.6)	(0.02)
Amortization of the Cost of Reinsurance (net of tax benefit of $2.2; $2.3)	(8.1)	(0.04)	(8.7)	(0.04)
Non-Contemporaneous Reinsurance (net of tax benefit of $1.0; $1.8)	(3.9)	(0.03)	(6.6)	(0.04)
After-tax Adjusted Operating Income	$368.9	$2.03	$350.5	$1.79

	Year Ended December 31
	2024		2023
	(in millions)	per share *	(in millions)	per share *
Net Income	$1,779.1	$9.46	$1,283.8	$6.50
Excluding:
Net Investment Loss (net of tax benefit of $7.6; $7.8)	(27.0)	(0.14)	(28.2)	(0.14)
Amortization of the Cost of Reinsurance (net of tax benefit of $8.7; $9.3)	(32.7)	(0.17)	(34.8)	(0.18)
Non-Contemporaneous Reinsurance (net of tax benefit of $5.2; $7.3)	(19.9)	(0.11)	(27.5)	(0.14)
Reserve Assumption Updates (net of tax expense (benefit) of $74.8; $(37.9))	282.6	1.50	(139.3)	(0.70)
Loss on Legal Settlement (net of tax benefit of $3.2; $—)	(12.1)	(0.06)	—	—
After-tax Adjusted Operating Income	$1,588.2	$8.44	$1,513.6	$7.66

* Assuming Dilution

	December 31
	2024		2023
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,961.1	$61.38	$9,651.4	$49.91
Excluding:
Net Unrealized Loss on Securities	(2,755.2)	(15.43)	(1,919.1)	(9.92)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	1,185.4	6.64	(648.4)	(3.35)
Net Loss on Derivatives	(270.7)	(1.51)	(73.7)	(0.39)
Subtotal	12,801.6	71.68	12,292.6	63.57
Excluding:
Foreign Currency Translation Adjustment	(343.0)	(1.93)	(321.1)	(1.66)
Subtotal	13,144.6	73.61	12,613.7	65.23
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(340.2)	(1.90)	(345.7)	(1.79)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$13,484.8	$75.51	$12,959.4	$67.02

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	Year Ended
	December 31, 2024	December 31, 2023
	Premium Income	Premium Income, Local Currency[1]		Weighted Average Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$794.9		£568.3	1.279	$726.9
Unum Poland	154.6	zł	495.5	0.251	124.4
Total	949.5				851.3
Unum US	6,883.2		$6,579.2		6,579.2
Colonial Life	1,783.9		$1,726.1		1,726.1
Core Operations	$9,616.6				$9,156.6

1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

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